                                                                       EXHIBIT 5




                                                                        WACHOVIA
                                                                         (LOGO)
- --------------------------------------------------------------------------------
KENNETH W. MCALLISTER
Executive Vice President
and General Counsel

Wachovia Corporation
301 North Main Street
Winston-Salem, NC 27150

                                October 4, 1994


Wachovia Corporation
301 North Main Street
Winston-Salem, North Carolina 27150

               and

191 Peachtree Street, N. E.
Atlanta, Georgia  30303

Re:      Registration of $500,000,000 of Subordinated Debt Securities

Gentlemen:

         I am General Counsel to Wachovia Corporation, a North Carolina corporation ("Wachovia"), and I have acted in such capacity in connection with the registration under the Securities Act of 1933 (the "Act"), and the rules and regulations of the Securities and Exchange Commission (the "Commission") thereunder, of $500,000,000 aggregate principal amount (which term shall mean, in the case of debt securities issued at an original issue discount within the meaning of Section 1273 of the Internal Revenue Code of 1986, the price at which such debt securities are first offered to the public) of Subordinated Debt Securities of Wachovia (the "Subordinated Debt Securities"), to be issued pursuant to the Indenture, dated as of March 1, 1993, between Wachovia and Corestates Bank, N.A., as Trustee (the "Indenture").

         In so acting, I have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as I have deemed necessary or appropriate to enable me to render the opinions set forth below. In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to me as certified, conformed or photographic copies and, as to certificates of public officials, I have assumed the same to have been properly given and to be accurate.

         Based upon the foregoing, I am of the opinion that:

         (i) Wachovia has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of North Carolina;

         (ii) The execution and delivery of the Indenture by Wachovia has been validly authorized and the Indenture constitutes the valid

October 4, 1994
Page 2

and binding obligation of Wachovia in accordance with its terms (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors' rights generally from time to time in effect and, as to rights of acceleration and the enforcement of remedies to general principals of equity); and

         (iii) The Subordinated Debt Securities, when duly authorized by Wachovia, executed on behalf of Wachovia, authenticated by the Trustee under the Indenture and sold by Wachovia, will be validly issued, will constitute valid and binding obligations of Wachovia in accordance with their terms (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors' rights generally from time to time in effect and, as to rights of acceleration and the enforcement of remedies to general principals of equity) and will be entitled to the benefits of the Indenture in accordance with their terms and the terms of the Indenture subject as aforesaid.

         I consent to the filing of this opinion as an exhibit to Wachovia's Registration Statement on Form S-3 and to the reference to me under the caption "Legal Matters" in the Prospectus that forms a part thereof.

                                                   Very truly yours,


                                                   Kenneth W. McAllister